UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 6, 2006

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

    On October 6, 2006, LSB Industries, Inc. (the "Company") entered into two Exchange Agreements. One Exchange Agreement with Paul J. Denby and his affiliates ("Denby") and the second with James W. Sight ("Sight"). Each Exchange Agreement provides for (a) the issuance to Denby and Sight of 7.4 shares of the Company's common stock in exchange for each share of the Company's $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred") beneficially owned by each of them and (b) the waiver by Denby and Sight of all of their rights to all accrued and unpaid dividends on the Series 2 Preferred. Pursuant to the terms of each Exchange Agreement, the Company will (a) issue to Denby 303,400 shares of common stock in exchange for the 41,000 shares of Series 2 Preferred owned by Denby and (b) issue to Sight 262,167 shares of common stock in exchange for the 35,428 shares of Series 2 Preferred owned by Sight.

    On October 11, 2006, the Company entered into separate Exchange Agreements with each of Brian J. Denby and his affiliates and Brent Cohen. Each such Exchange Agreement was substantially similar to the Exchange Agreements entered into with Denby and Sight. Pursuant to the terms of each such Exchange Agreement, the Company will (a) issue to Brian J. Denby and his affiliates 51,800 shares of common stock in exchange for the 7,000 shares of Series 2 Preferred owned by them and (b) issue to Cohen 29,600 shares of common stock in exchange for the 4,000 shares of Series 2 Preferred owned by Cohen.

    Pursuant to the foregoing Exchange Agreements, the Company will issue an aggregate of 646,967 shares of its common stock in exchange for an aggregate of 87,428 shares of Series 2 Preferred. As of September 30, 2006, the accrued and unpaid dividend on the Series 2 Preferred was $23.2625 per share. Accordingly, the holders of Series 2 Preferred that entered into the Exchange Agreements waived an aggregate of approximately $2,033,794 in accrued and unpaid dividends on the shares of Series 2 Preferred to be surrendered to the Company in accordance with the Exchange Agreements. The Exchange Agreements are subject to the Company listing the shares of common stock to be issued in connection with the Exchange Agreements on the AMEX.

    Each Exchange Agreement was separately solicited by and negotiated with the respective holder of the Company's Series 2 Preferred. Neither the Company nor the holders of the Company's Series 2 Preferred have paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting each exchange. Each of the exchanges will be conducted under the exemption from registration provided by Sections 3(a)(9) the Securities Act of 1933, as amended (the "Act"). The Series 2 Preferred is registered with the Securities and Exchange Commission under the Form S-2 Registration Statement No. 33-61640, effective May 19, 1993, and, as such, the Company believes that the shares of common stock issued pursuant to Section 3(a)(9) of the Act in exchange for the Series 2 Preferred will be freely tradable by the recipients of the shares and will not be considered restricted securities under Rule 144 of the Act.

    Upon completion of the foregoing exchanges, (a) 516,222 shares of Series 2 Preferred (excluding 18,300 shares of Series 2 Preferred held by LSB in treasury) will remain issued and outstanding and (b) there will a total of approximately $12,008,614 in accrued and unpaid dividends relating to such issued and outstanding Series 2 Preferred.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

Section 3 - Securities and Trading Markets

Item 3.02: Unregistered Sales of Equity Securities

Exchange Agreements.

Pursuant to the Exchange Agreements discussed in Item 1.01 of this report, which disclosure is hereby incorporated by reference in this Item 3.02, the Company will be issuing a total of 646,967 shares of its common stock, par value $.10 per share, in unregistered exchanges of 87,428 shares of its Series 2 Preferred. The exchanges will be conducted under the exemption from registration provided by Sections 3(a)(9) the Act. Each exchange is subject to listing of the shares of common stock with the AMEX.

Debenture Conversion.

On September 22, 2006, Technology Yield Fund (“Technology”) exercised its right to convert $250,000 principal amount of the Company’s 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”). As a result of the conversion, the Company has issued to Technology 35,313 shares of the common stock of the Company. Pursuant to the terms of the Indenture, dated March 3, 2006, governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures. The issuance of the common stock upon conversion of the Debentures was made in reliance on the exemption from registration provided by Section 3(a)(9) of the Act. The conversion was made without any form of general solicitation or general advertising. No commission or other remuneration was paid directly or indirectly for soliciting the conversion. The shares of common stock issued upon conversion of the outstanding Debentures are registered for resale under the Company’s Form S-1 Registration Statement, file number 333-134111, declared effective May 26, 2006.

As a result of the above described conversion, $14.25 million of the principal amount of the Debentures remains outstanding. During the period from September 1, 2006 to February 28, 2009, the conversion rate of the Debentures declines every six months, starting at 141.25 shares and ending at 129.23 shares per $1,000 principal amount of Debentures (representing an approximate conversion price of between $7.08 and $7.74 during such period). On and after March 1, 2009, the conversion rate is 125 shares per $1,000 principal amount of Debentures (representing a conversion price of $8.00 per share). The conversion rate is subject to certain anti-dilution adjustments.

This report is not an offer or a solicitation of an offer to sell or exchange any security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 12, 2006.
                              LSB INDUSTRIES, INC.

                   By: /s/ Tony M. Shelby
                                 Tony M. Shelby,
                         Senior Vice President and
 Chief Financial Officer